Exhibit 3.02(ii)

AMENDMENT TO THE OPERATING AGREEMENT

THIS AMENDMENT TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT dated as of November 30, 2012 (the “Agreement”) of ML Transtrend DTP Enhanced FuturesAccess LLC is made as of September 30, 2013 (this “Amendment”) by Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Sponsor”), and the Investors.  Capitalized terms used herein, but not defined, shall have the same meanings assigned to them in the Agreement.

WHEREAS, the Sponsor and the Investors entered into the Agreement; and

WHEREAS, the Sponsor wishes to amend the Agreement with effect as of September 30, 2013 pursuant to Section 10.03 of the Agreement as follows.

NOW IT IS HEREBY AGREED as follows:

1.	Section 2.10(a) of the Agreement be deleted in its entirety and replaced with the following:

“The Net Assets of this FuturesAccess Fund are its assets less its liabilities generally determined in accordance with generally accepted accounting principles and as described below, provided that the Sponsor may depart from generally accepted accounting principles in calculating Net Assets for all purposes other than for financial statement purposes, including without limitation for  purposes of subscriptions  and redemptions and calculation of the Management Fee, Sponsor’s Fee and Performance Fee, if the Sponsor determines in its good-faith discretion that this departure is advisable in order to better reflect the true value of any asset or amount of any liability, or to further the fair and equitable treatment of Investors.  Accrued Performance Fees (as described in the Disclosure Document) shall reduce Net Asset Value, even though such Performance Fees may never, in fact, be paid.”

2.	Except as specifically amended herein, the Agreement is, and shall continue to be, in full force and effect and is hereby in all respects ratified and confirmed.

3.	The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Agreement shall be equally applicable to this Amendment.

IN WITNESS WHEREOF the parties hereto have entered into this Amendment as of September 30, 2013.

SPONSOR:			INVESTORS

Merrill Lynch Alternative Investments LLC			By: Merrill Lynch Alternative Investments LLC
Attorney-in-Fact
By:	/s/ Ninon Marapachi		By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi		Name:	Ninon Marapachi
	Title:	VP of MLAI		Title:	VP of MLAI

Dated: November 6, 2013			Dated: November 6, 2013